Exhibit 4.16

SEVENTH AMENDING AGREEMENT made as of December 8, 2023

BETWEEN:	LEDDARTECH INC.

(as “Borrower”)

AND:	Fédération des Caisses Desjardins du Québec

(as “Lender”)

RECITALS

A.	The Lender has addressed an amended and restated financing offer dated April 5, 2023 to the Borrower which has been accepted by the Borrower (as amended by a first amending agreement dated as of May 1, 2023, a second amending agreement dated as of May 31, 2023, a third amending agreement dated as of September 29, 2023, a fourth amending agreement dated as of October 13, 2023, a fifth amending agreement dated as of October 20, 2023 and a sixth amending agreement dated as of October 31, 2023, the “Financing Offer”).

B.	The Borrower and the Lender wish to amend the Financing Offer to modify the Available Cash covenant, amend certain affirmative covenants and to make other consequential changes.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	Capitalized terms used herein and defined in the Financing Offer have the meanings assigned to them in the Financing Offer unless otherwise defined herein.

1.2	Other than as specifically provided herein, this Agreement shall not operate as a waiver of any right, power or privilege of the Lender and, except as amended hereby, all provisions of the Financing Offer will remain in full force and effect.

2.	Amendments to the Financing Offer

2.1	Section 3.4.1 of the Financing Offer is deleted and replaced with the following section:

“3.4.1 Interest must be paid on a monthly basis, it being understood that (i) the interest payment to be made for the month of October 2023 originally due on November 6, 2023 are postponed to December 5, 2023 and (ii) the interest payment to be made for the month of November 2023 originally due on December 5, 2023 will be postponed to the DE-SPAC Date (which must occur on December 22, 2023 at the latest), and with the interest payment dates for each subsequent month to be made on the fifth day of each month.”

2.2	Section 6.1 of the Financing Offer is amended by modifying the following paragraph as follows (changes underlined and struck-though):

“The Borrower must pay to Desjardins (1) an amendment fee of $100,000, which amendment fee is earned on October 31, 2023 and (2) an amendment fee of $37,500 which amendment fee is earned on December 8, 2023, but in each case shall be payable on the earlier of (i) the date on which a default occurs and is continuing pursuant to Article 5 of Appendix A to the Financing Offer and (ii) the disbursement of the Tranche B of the SPAC Offering (which must occur on December 22, 2023 at the latest). Such fee is not reimbursable whatever the circumstances. This fee is in addition to all other fees payable by the Borrower.”

2.3	Section 7.1.2 of the Financing Offer is amended as follows (changes underlined and struck-though):

“7.1.2 For the purposes of calculating its financial commitments, the Borrower must refer to the following definitions and calculation methods:

Available Cash The Borrower must maintain Available Cash in an amount equal to or greater than as provided below for the following dates:

(i)	$1,500,000 at all times from the date of the disbursement of the Tranche A of the SPAC Offering until October 31, 2023;

(ii)	NIL after October 31, 2023 until the earlier of December 22, 2023 and the DE-SPAC Date; and

(iii)	$5,000,000 at all times after the earlier of December 22, 2023 and the DE-SPAC Date.

For the purposes of this Section 7.1, “Available Cash” means the sum of the unencumbered cash balance deposited in bank accounts of the Borrower, subject to complying with Section 7.4.2.”

2.4	Section 7.2.4 of the Financing Offer is amended as follows (changes underlined and struck-through):

“7.2.4 From October 31, 2023 until the earlier of December 22, 2023 and the disbursement of the Tranche B of the SPAC Offering, the Borrower undertakes (i) to give Desjardins and Desjardins’ Financial Advisor on Tuesday of each week an updated 10-week cash flow projection (the “10-Week Cash Flow Projection”) indicating the actual receipts and disbursements for the preceding week, as well as previous periods of one week, in comparison to the budgeted amounts in the initial 10-Week Cash Flow Projection, such initial 10- Week Cash Flow Projection which is attached hereto as Appendix “E”, and (ii) to continue to collaborate with and provide to Desjardins and Desjardins’ Financial Advisor information in connection with the finances and operations of the Borrower and the Guarantors, including with respect to the status of the SPAC Offering, and to provide the information requested by Desjardins, Desjardins’ legal counsel or Desjardins’ Financial Advisor, and to cause the Borrower’s advisors to do the sam~~e, being understood that FTI Consulting, Inc. has been appointed by the Borrower as its financial advisor~~.”

2.5	Section 7.4.5 of the Financing Offer is amended as follows (changes underlined and struck-though):

“7.4.5 From October 31, 2023 until the earlier of December 22, 2023 and the disbursement of the Tranche B of the SPAC Offering, there must be no unfavorable variance greater than 10% between the actual 10-Week Cash Flow Projection and the initial 10-Week Cash Flow Projection which is attached hereto as Appendix “E” (such variance to be greater than US$100,000).

2.6	Section 7.4.9 of the Financing Offer is amended as follows (changes underlined and struck-though):

“7.4.9 The Borrower undertakes to secure a minimum of US$44,000,000 of second rank secured convertible debt (the “SPAC Offering”) to be disbursed in three tranches as follows:

a) the first tranche of the SPAC Offering (“Tranche A of the SPAC Offering”) must (i) be for an amount equal to at least US$21,500,000, (ii) be funded into the Borrower, (iii) bear interest at a maximum rate of 12% per annum (with non-cash payment of interest in-kind or through capitalization), (iv) be funded by no later than June 12, 2023, and (v) be made concurrently with the execution of the documentation relating to the SPAC Offering;

b) the second tranche of the SPAC Offering (“Tranche B1 of the SPAC Offering”) must (i) be for an amount representing at least US$4,000,000, (ii) be funded into the Borrower, (iii) bear interest at a maximum rate of 12% per annum (with non-cash payment of interest in-kind or through capitalization), (iv) be funded by no later than October 31, 2023, and (v) be made concurrently with the execution of the documentation relating to the SPAC Offering;

c) the third tranche of the SPAC Offering (“Tranche B of the SPAC Offering”) must (i) be for the remaining portion of the capital of the SPAC Offering, (ii) be funded into the Borrower prior to the completion of the SPAC Reorganization, (iii) bear interest at a maximum rate of 12% per annum (with non-cash payment of interest in-kind or through capitalization) and (iv) be funded ~~(a)~~ by no later than December ~~8~~ 22, 2023 ~~or (b) by no later than December 1~~st~~, 2023 if the coverage of the directors and officers (D&O) insurance relating to the Borrower has not been extended to December 8, 2023 prior to or on December 1~~st~~, 2023~~.”

2.7	Section 1.16 of Appendix “A” of the Financing Offer is amended as follows (changes underlined and struck-though):

“1.16 Liquidity Event: means (i) a change of Control of the Borrower, (ii) a sale of all or substantially all of the assets of the Borrower or the grant of an exclusive licence (save to a Subsidiary of the Borrower in the normal course of business) of substantial all of the intellectual property of the Borrower and of its Subsidiaries, (iii) the occurrence of a Default, (iv) if the Term Loan is not repaid prior to or on the date which is 30 months after the earlier of (a) July 31, 2023 and (b) the DE-SPAC Date, (v) Tranche A of the SPAC Offering has not been funded on or prior to June 12, 2023 under the conditions of Section 7.4.9a), (vi) Tranche B1 of the SPAC Offering has not been funded on or prior to October 31, 2023 or (vii) Tranche B of the SPAC Offering has not been funded ~~(a)~~ on or prior to December ~~8~~ 22, 2023~~, or (b) on or prior to December 1~~st~~, 2023 if the coverage of the directors and officers (D&O) insurance relating to the Borrower has not been extended to December 8, 2023 prior to or on December 1~~st~~, 2023, in both case~~ under the conditions of Section 7.4.9c).”

2.8	Appendix “E” of the Financing Offer is hereby replaced with Appendix “E” to this Agreement.

3.	Effectiveness and Conditions Precedent

This Agreement will become effective on the date that the Lender notifies the Lender that the following conditions precedent have been fulfilled:

3.1	completion by Desjardins of satisfactory legal, financial and operational due diligence with respect to the business and the prospects of the Borrower and its Subsidiaries;

3.2	Desjardins must have received each of the following documents, in form and substance acceptable to it:

a)	an executed copy of this Agreement by all parties has been received by the Lender;

b)	the latest 10-Week Cash Flow Projection up to at least December 22, 2023;

3.3	no Default exists;

3.4	all fees and expenses owing by the Borrower to the Lender and its legal counsel and the Desjardins’ Financial Advisor due on the date of this Agreement shall have been paid and the Lender is authorized to debit the Borrower’s account and proceed to the payment of such fees and expenses.

4.	Representations and Warranties

All of the representations and warranties contained in Article 2 of the Appendix A to the Financing Offer are true and correct on and as of the date hereof as though made on and as of the date hereof, except that, to the extent such representations and warranties relate to a specifically identified earlier date they shall be true and correct as of such earlier date.

5.	Default

No Default has occurred and is continuing on the date hereof, except as otherwise waived.

6.	Cost and Expenses

The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery and implementation and administration of this Agreement including the reasonable fees and expenses of counsel for the Lender.

7.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart. Delivery by any party or other signatory of an executed counterpart of this Agreement by facsimile or electronic mail or in PDF format, or using any electronic signature, shall be equally effective as delivery of an original executed counterpart of this Agreement.

8.	Governing Law

This Agreement is governed by and construed in accordance with laws of the Province of Quebec and the laws of Canada applicable therein.

[Signature pages follow]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

Fédération des Caisses Desjardins du
Québec, as Lender

Per:	/s/ Jocelyn Larouche
Title:	Jocelyn Larouche, Director, National Account

Per :	/s/ Alexandre Chapdelaine
Title:	Alexandre Chapdelaine, Managing Director and Market Lead, National Accounts

LeddarTech Inc., as Borrower

Per:	/s/ Charles Boulanger
Charles Boulanger
CEO

[Seventh Amendment – LeddarTech Inc.]

APPENDIX “E” – Initial 10-Week Cash Flow Projection

LeddarTech: Weekly Cash Flow Model

($ in CAD, 000s)	2023-11-26	2023-12-03	2023-12-10	2023-12-17	2023-12-24

Beginning Cash Balance (CAD $)	$5 526	$6 780	$3 947	$3 229	$2 157
Total Cash Receipts	$1 387	$36	$63	$76	$50
Total Investor Funding	–	–	–	–	$31 011
Total Cash Payments	$134	$2 869	$781	$1 148	$2 973
Net Change in Cash	$1 253	$(2 833)	$(718)	$(1 072)	$28 088
Ending Cash Balance (CAD $ )	$6 780	$3 947	$3 229	$2 157	$30 245

Prior Week Forecst	$6 060	$3 892	$2 643	$25 059	$32 553
Week over week change	$720	$54	$586	$(22 902)	$(2 307)
Memo: Desjardins Covenant (CAD $ )	$3 459	$1 076			$5 000